Exhibit 10.42
Nordstrom, Inc. 1997 Stock Option Plan
non-qualified
stock option agreement
time-vested option
A NON-QUALIFIED STOCK OPTION GRANT for the number of shares of Common Stock (hereinafter the “Option”) as noted in your Notice of Grant of Stock Options, of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the “Optionee.” The option price is as noted in your Notice of Grant of Stock Options and was determined as provided in, and is subjected to, the terms of the Nordstrom, Inc. 1997 Stock Option Plan (the “Plan”) adopted by the Company, which is incorporated by this reference. To the extent inconsistent with this agreement, the terms of the Plan shall govern. The Option is subject to the following:
1.	OPTION PRICE

The option price is one hundred percent (100%) of the fair market value of the Company’s Common Stock, as determined by the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of the grant, as noted in your Notice of Grant of Stock Options.

2.	VESTING AND EXERCISING OF OPTION

Except as set forth in Section 4, the Option shall vest and be exercisable in accordance with the provisions of the Plan as follows:
(a)	Schedule of Vesting and Rights to Exercise.

Years of Service Following	Percent of
Grant of Option	Option Vested
After 1 year	25%
After 2 years	50%
After 3 years	75%
After 4 years	100%
(b)	Method of Exercise. The Option shall be exercisable by a written notice that shall:
(i)	state the election to exercise the Option, the number of shares, the total option price, name, address and Social Security number of the Optionee;

(ii)	be signed by the person entitled to exercise the Option; and

(iii)	be in writing and delivered to Nordstrom Leadership Benefits (either directly or through a stock broker).
The Company has made arrangements with a broker for stock option management and exercises. Procedures for management and exercises shall be disseminated to the Optionee with the agreement.

Payment of the purchase price of any shares with respect to which an Option is being exercised shall be by check or bank wire transfer, by means of the surrender of shares of Common Stock previously held for at least six months by Optionee, or where not acquired by Optionee by exercising a stock option, having a fair market value at least equal to the exercise price, or by giving an irrevocable direction for a securities broker approved by the Company to sell all or part of your Option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

The certificate(s) or shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person(s) exercising the Option unless another person is specified. An Option hereunder may not at any time be exercised for a fractional number of shares.
(c)	Restrictions on Exercise. These Options may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the exercise of these Options, the Company may require the person exercising the Options to make any representation and warranty to the Company as the Company’s counsel advises and as may be required by any applicable law or regulation.
3.	NONTRANSFERABILITY OF OPTIONS

The Option may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution, and except as set forth in Section 4 below, may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. The terms of the Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

4.	TERMINATION OF EMPLOYMENT

Except as set forth below, the Option may only be exercised while the Optionee is an employee of the Company. If an Optionee’s employment is terminated, the Optionee or his or her legal representative shall have the right to exercise the Option after such termination as follows:

(a)	If the Optionee dies, the persons to whom the Optionee’s rights have passed by will or the laws of descent and distribution may exercise such rights. If the Option was granted at least six (6) months prior to death, it shall continue to vest and may be exercised during the period ending four (4) years after the Optionee’s death, but in no event later than ten (10) years after the date of grant. If the Option was granted less than six months prior to death, such Option shall be terminated as of that date.

(b)	If the Optionee’s employment is terminated due to his or her embezzlement or theft of Company funds, defraudation of the Company, violation of Company rules, regulations or policies, or any intentional act that harms the Company, such Option, to the extent not exercised as of the date of termination, shall be terminated as of that date.

(c)	If the Optionee’s employment is terminated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code, the Option, if granted at least six (6) months prior to such termination, shall continue to vest and may be exercised during the period ending four (4) years after termination, but in no event later than ten (10) years after the date of grant. If the Option was granted less than six months prior to disability, such Option shall be terminated as of that date.

(d)	If the Optionee’s employment is terminated due to his or her retirement upon attaining age 50 with ten (10) years of service to the company or age 60, the Option, if granted at least six (6) months prior to such termination, shall continue to vest and may be exercised during the period ending four (4) years after termination, but in no event later than ten (10) years after the date of grant. If the Option was granted less than six months prior to retirement, such Option shall be terminated as of that date.

(e)	If the Optionee’s employment is terminated for any reason other than those set forth in subparagraphs (a), (b), (c) and (d) above, the Optionee may exercise his or her Option, to the extent vested as of the date of his or her termination, within one hundred (100) days after termination, but in no event later than ten (10) years after the date of grant.
5.	TERM OF OPTIONS

The Option may not be exercised more than ten (10) years from the date of original grant of these Options and may be exercised during such term only in accordance with the Plan and the terms of this Option.

6.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

The number and kind of shares of Company stock subject to this Option shall be appropriately adjusted, pursuant to the Plan, along with a corresponding adjustment in the option price to reflect any stock dividend, stock split, split-up or any combination or exchange of shares, however accomplished.

7.	ADDITIONAL OPTIONS

The Compensation Committee may or may not grant you additional stock options in the future. Nothing in this Option or any future grant should be construed as suggesting that additional grants of options to you will be forthcoming.
8.	LEAVES OF ABSENCE AND PART-TIME WORK

For purposes of this Option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Grant of Stock Options may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.
9.	TAX WITHHOLDING

In the event that the Company determines that it is required to withhold any tax as a result of the exercise of this Option, the Optionee, as a condition to the exercise of their Options, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.
10.	RIGHTS AS A SHAREHOLDER

Neither the Optionee nor the Optionee’s representative shall have any rights as a shareholder with respect to any Common Shares subject to this Option, until (i) the Optionee or the Optionee’s representative becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Option Price pursuant to this Option, and (ii) the Optionee or Optionee’s representative has satisfied any other requirement imposed by applicable law or the Plan.

11.	NO RETENTION RIGHTS

Nothing in this option or in the plan shall give you the right to be retained by the Company (or a subsidiary of the Company) as an employee or in any capacity. The Company and its subsidiaries reserve the right to terminate your service at any time, with or without cause.

12.	ENTIRE AGREEMENT

The Notice of Grant of Stock Options, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

13.	CHOICE OF LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, as such laws are applied to contracts entered into and performed in such State.
10564 • 03/03 • 1.4K

Nordstrom, Inc.
Notice of Grant of Stock Options

<NAME>	ID: <ID#>
Grant No: <GRANT#>
On February 18, 2003, you were awarded non-qualified stock options under the Nordstrom, Inc 1997 Stock Option Plan to purchase <shares granted> shares of Nordstrom, Inc, stock at $17.70 per share.
Your grant will vest over the four-year vesting period as outlined below:

Shares	Vest Date	Expiration
<shares1>	2/18/2004	2/18/2013

<shares2>	2/18/2005	2/18/2013

<shares3>	2/18/2006	2/18/2013

<shares4>	2/18/2007	2/18/2013
Please keep this Notice for your records You are not required to return this or any other document to Nordstrom, Inc. in connection with your grant.
If you have any questions about your grant, please call Nordstrom Leadership Benefits at (206) 303-5855, tie line 8-805-5855 or e-mail leadership.benefits@nordstrom.com.